Exhibit 10.6

LIFESTANCE HEALTH GROUP, INC.

SEVERANCE AND CHANGE IN CONTROL POLICY

This Severance and Change in Control Policy (this “Policy”) of LifeStance Health Group, Inc. (the “Company”), effective as of August 5, 2022 (the “Effective Date”), sets forth the payments and benefits the Company intends to provide to certain employees of the Company and its subsidiaries who have been selected for participation in this Policy by the Company, which shall include, but not be limited to, the individuals specified on Appendix B hereto (each, an “Eligible Employee” and, collectively, the “Eligible Employees”) and who experience a Qualifying Termination, subject to the terms and conditions of this Policy. The severance payments and benefits payable under this Policy shall apply to Qualifying Terminations on and after the Effective Date. This Policy does not alter the “at will” nature of an Eligible Employee’s employment. Capitalized terms that are not defined within this Policy have the meanings ascribed to them in Appendix A.

QUALIFYING Termination OUTSIDE OF THE CHANGE IN CONTROL PERIOD.

In the event an Eligible Employee experiences a Qualifying Termination that is not during the Change in Control Period, the Eligible Employee will be eligible to receive, depending upon his or her title as set forth in the table below, (i) payments equal to the number of months set forth below (the “Severance Period”) of the Eligible Employee’s then-current annual base salary, paid in cash in the form of payroll continuation payments payable beginning on the first payroll date following the Release Effective Date (as defined below) through the end of the Severance Period; (ii) if the Eligible Employee timely elects to continue coverage under the Company’s health and dental insurance plans under COBRA, an amount each month, as taxable compensation, for the full premium cost of the Eligible Employee’s continued participation in such plans (including coverage for his or her dependents) until the earlier of (x) the last day of the Severance Period, (y) the date upon which COBRA coverage otherwise terminates (including, without limitation, when the Eligible Employee becomes eligible to participate in any group health plan offered by another employer), or (z) the date on which the Eligible Employee ceases to be eligible for COBRA continuation coverage for any reason; (iii) if the Eligible Employee elects to continue his participation in any Company insurance plans in which he was participating on the date of the Eligible Employee’s Qualifying Termination, other than the health and dental insurance plans, an amount each month, as taxable compensation, equal to the full premium cost of the Eligible Employee’s participation in such plans until the earlier of (y) the last day of the Severance Period or (z) the date on which the Eligible Employee ceases to be entitled to continue such participation under applicable law and plan terms, provided, that if the Eligible Employee is not eligible to continue such participation, the Company shall pay the Eligible Employee an amount equal to the amount it would have paid for such continued premium costs as taxable compensation; and (iv) for the Chief Executive Officer of the Company (the “CEO”) only, a pro-rata portion of the CEO’s annual cash bonus for the year of such Qualifying Termination based on actual performance, with such pro-ration based on the number of days the CEO was employed during such year, paid in a lump sum not later than two and one-half (2 ½) months following the end of the year in which the Qualifying Termination occurred.

Title	Severance Period (in months)
CEO	12
C-Level Officer and other individuals on Appendix B	12
Other	As individually determined

Any severance benefits payable under this Policy are subject to the Eligible Employee executing and not revoking the Release and his or her ongoing compliance with any Restrictive Covenants (as defined below), as further described below.

QUALIFYING TERMINATION WITHIN THE CHANGE IN CONTROL PERIOD.

In the event an Eligible Employee experiences a Qualifying Termination within the Change in Control Period, the Eligible Employee will be eligible to receive, depending upon his or her title as set forth in the table below, (i) a payment equal to the number of months set forth below (the “CIC Severance Period”) of the Eligible Employee’s then-current annual base salary, paid in cash as a single lump sum payment on the first payroll date following the later of the Release Effective Date and the consummation of the Change in Control (subject to the provisions of “Timing of Payments and Section 409A; Withholding” below), (ii) payment, on the first payroll date following the later of the Release Effective Date and the consummation of the Change in Control, of a percentage of his or her target annual cash bonus (set forth below) for the year in which the Qualifying Termination occurs, (iii) if the Eligible Employee timely elects to continue coverage under the Company’s health and dental insurance plans under COBRA, an amount each month, as taxable compensation, for the full premium cost of the Eligible Employee’s continued participation in such plans (including coverage for his or her dependents) until the earlier of (x) the last day of the CIC Severance Period, (y) the date upon which COBRA coverage otherwise terminates (including, without limitation, when the Eligible Employee becomes eligible to participate in any group health plan offered by another employer), or (z) the date on which the Eligible Employee ceases to be eligible for COBRA continuation coverage for any reason; (iv) if the Eligible Employee elects to continue his participation in any Company insurance plans in which he was participating on the date of the Eligible Employee’s Qualifying Termination, other than the health and dental insurance plans, an amount each month, as taxable compensation, equal to the full premium cost of the Eligible Employee’s participation in such plans until the earlier of (y) the last day of the CIC Severance Period or (z) the date on which the Eligible Employee ceases to be entitled to continue such participation under applicable law and plan terms, provided, that if the Eligible Employee is not eligible to continue such participation, the Company shall pay the Eligible Employee an amount equal to the amount it would have paid for such continued premium costs as taxable compensation, (v) except to the extent that an award agreement or applicable employment agreement entered into before the Effective Date provides for more favorable vesting terms or the terms of an award agreement or employment agreement entered after the Effective Date provides otherwise, (x) full acceleration of the vesting of all of the Eligible Employee’s unvested and outstanding time-based equity awards and performance-based equity awards originally granted on or after June 9, 2021 (it being understood that such performance-based awards shall be deemed earned at the Change in Control assuming target performance and shall thereafter be converted into time-based equity awards) and (y) vesting of the Eligible Employee’s unvested and outstanding performance-based equity awards originally granted prior to June 9, 2021 based on actual performance through the Change in Control (whether based on VWAP or MoM return).

Title	CIC Severance Period (in months)	Percentage of Target Annual Bonus
CEO	24	100%
C-Level Officer and other individuals on Appendix B	12	100%
Other	As individually determined

Any Change in Control severance benefits payable under this Policy are subject to the Eligible Employee executing and not revoking the Release and his or her ongoing compliance with any Restrictive Covenants (as defined below), as further described below.

DEATH OR DISABILITY.

No Eligible Employee shall have any right to receive any form of compensation, remuneration or benefit hereunder as a result of a termination of employment due to the Eligible Employee’s death or Disability. Nothing hereunder, however, shall supersede any entitlement to receive compensation or benefits under any employment or other agreement with the Company or any life insurance, disability or other benefit plan or arrangement in accordance with the terms of such agreement, plan or arrangement.

RELEASE OF CLAIMS.

Payment of the severance benefits described above will be subject to the Eligible Employee executing a Release, which must become irrevocable at the time specified in the Release (the “Release Effective Date”), but in no event later than sixty (60) days following the date of the Eligible Employee’s termination of employment. Any cash severance benefits described in this Policy that would otherwise be payable or become effective prior to the Release Effective Date will be paid in arrears on the first regularly scheduled payroll date of the Company that follows such Release Effective Date by at least five (5) business days. Any accelerated vesting of equity awards provided for in this Policy will not become effective until the Release becomes irrevocable on the Release Effective Date, but the unvested equity awards will remain outstanding and eligible to vest upon the Release Effective Date following the Qualifying Termination.

COMPLIANCE WITH RESTRICTIVE COVENANTS.

The Eligible Employee’s right to receive and retain the severance benefits provided for in this Policy is conditioned on his or her compliance with any agreement between the Eligible Employee and the Company or any of its affiliates that includes non-competition, non-solicitation and/or confidentiality restrictions (the “Restrictive Covenants”). The severance benefits payable under this Policy shall be subject to forfeiture, clawback and/or recoupment by the Company automatically upon the Eligible Employee’s breach of any Restrictive Covenants.

TIMING OF PAYMENTS AND SECTION 409A; WITHHOLDING.

The Company will have the right to withhold from any amount payable hereunder any applicable federal, state and local taxes.

This Policy is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Policy, payments provided under this Policy may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption thereunder. Any payments under this Policy that may be exempt under Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be treated as exempt under Section 409A to the maximum extent possible. For purposes of Section 409A, references to termination of employment will be interpreted consistent with the definition of “separation from service” in Section 409A (after giving effect to the presumptions contained therein), to the extent required under Section 409A, and each installment in a series of payments will be treated as a separate “payment.”

Notwithstanding any other provision of this Policy, if any payment or benefit is conditioned on the Eligible Employee’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Eligible Employee during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. If the period within which the Eligible Employee must execute a Release would begin in one calendar year and expire in the following calendar year, then any payments contingent upon the execution of a Release shall be made in such following calendar year (regardless of the year of execution of the Release) if the payment in such following calendar year is required to avoid penalty under Section 409A.

Notwithstanding anything to the contrary in this Policy, if at the time of an Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee,” as defined below, any and all amounts payable under this Policy on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination will instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Eligible Employee’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-l(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1 (b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits that qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A.

Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Policy comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Employee on account of non-compliance with Section 409A.

SECTION 280G OF THE CODE.

Notwithstanding anything in this Policy to the contrary, if at any time it is determined that payment of the severance benefits described herein, either alone or together with any other payments and benefits payable to an Eligible Employee (the “280G Payments”), would constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments will be reduced by the Company by first reducing or eliminating payments that are payable in cash and then by reducing or eliminating payments, rights, and benefits that are not payable in cash, in each case, in reverse order beginning with payments, rights, or benefits that are to be paid farthest in time from the Qualifying Termination or the Change in Control, as applicable, so that the Eligible Employee will not be subject to the Excise Tax; provided that such reduction or elimination will not apply if the Eligible Employee would receive a greater after-tax amount by receiving all such 280G Payments without reduction or elimination pursuant to the foregoing provisions of this sentence. In the event that an Eligible Employee receives payments or benefits that should not have been paid under this paragraph, the Eligible Employee must repay or reimburse the Company promptly upon receiving notice that an overpayment has been made. Nothing in this paragraph will cause the Company to be responsible for, or to have any liability or obligation with respect to, the Excise Tax, including, but not limited to providing any gross-up or payment for taxes.

DISCRETION TO INTERPRET THIS POLICY.

The Board or the Compensation Committee has the sole discretion to interpret this Policy and make all determinations under this Policy, including, without limitation, as to (i) an employee’s eligibility to participate in this Policy, (ii) the circumstances under which the severance benefits may be paid, (iii) the amount of severance benefits that may be paid, and (iv) whether any payments or benefits are 280G Payments. All interpretations and determinations by the Board or the Compensation Committee concerning the terms and provisions of this Policy and its administration will be final and binding.

NO DUPLICATION OF BENEFITS.

This Policy governs severance payable to any Eligible Employee; provided, however, that if an Eligible Employee is party to or subject to an agreement with the Company or any of its affiliates, such as an offer letter or employment agreement, that provides for severance, then such agreement will govern the severance payments payable to such Eligible Employee, unless he or she consents in writing to waive the severance payments in such agreement and to be subject to this Policy, in all cases, subject to compliance with Section 409A, in which case, the timing of payments under this Policy may be adjusted in the discretion of the Company to the extent necessary to comply with Section 409A. In no event will an Eligible Employee be entitled to a duplication of amounts or benefits under this Policy and under (i) any general severance policy or severance plan that the Company or any of its affiliates maintain or (ii) any agreement or arrangement between the Eligible Employee and the Company that provides for severance benefits (collectively under (i) and (ii), the “Company Plans”). Any severance benefits payable to an Eligible Employee under this Policy will be in lieu of and not in addition to any benefits that the Company may provide under any other Company Plans to which the Eligible Employee would otherwise be entitled (unless the Company Plan expressly provides for severance benefits to be in addition to those provided under this Policy and provided that any termination provisions included in equity award agreements entered into between the Eligible Employee and the Company prior to the Effective Date shall continue to apply in addition to the applicable provisions of this Policy). The Company will reduce any severance benefits payable to an Eligible Employee under this Policy by any severance benefits to which the

Eligible Employee is entitled by operation of a law or government regulations.

ACKNOWLEDGEMENTS.

The benefits provided under this Policy are entirely discretionary to the Company and the Company reserves the right in its sole and absolute discretion to amend or modify, or to suspend or terminate this Policy at any time and from time to time; provided, however, that the Company may not, without an Eligible Employee’s consent, alter the terms of this Policy so as to affect materially and adversely the Eligible Employee’s rights under this Policy.

This Policy is unfunded, and payments and benefits hereunder are payable from the general assets of the Company.

APPENDIX A

For purposes of this Policy, the following terms will have the following meanings:

“Board” means the Board of Directors of the Company.

“Cause” means, in the case of any Eligible Employee who is party to an employment, change of control or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Eligible Employee for purposes of this Policy for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Board or the Compensation Committee, (i) a substantial failure of the Eligible Employee to perform the Eligible Employee’s duties and responsibilities to the Company or any of its affiliates or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Eligible Employee of a felony or a crime involving moral turpitude; (iii) the commission by the Eligible Employee of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its affiliates; (iv) a significant violation by the Eligible Employee of the code of conduct of the Company or any of its affiliates of any material policy of the Company or any of its affiliates, or of any statutory or common law duty of loyalty to the Company or any of its affiliates; (v) material breach of any of the terms of any agreement between the Company or any of its affiliates and the Eligible Employee; or (vi) other conduct by the Eligible Employee that could be expected to be harmful to the business, interests or reputation of the Company.

“Change in Control” (i) any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided, that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, a registered public offering of the Company’s common stock, or as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or (ii) the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (B) a sale or other disposition of all or substantially all of the assets of the Company or (C) a liquidation or dissolution of the Company. Notwithstanding the foregoing, in any case where the occurrence of a Change in Control could affect the vesting of or payment of an amount or award subject to the requirements of Section 409A, to the extent required to comply with Section 409A, the term “Change in Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A.

“Change in Control Period” means the period beginning six (6) months prior to the consummation of the first occurrence of a Change in Control after the Effective Date and ending twelve (12) months thereafter.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” means the Compensation Committee of the Board.

“Disability” means, in the case of any Eligible Employee who is party to an employment agreement that contains a definition of “Disability,” the definition set forth in such agreement applies with respect to such Eligible Employee for purposes of this Policy for so long as such agreement is in effect. In every other case, “Disability” means a disability as determined under the Company’s long-term disability policy, as from time to time in effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means, in the case of any Eligible Employee who is party to an employment, change of control or severance-benefit agreement that contains a definition of “Good Reason,” the definition set forth in such agreement applies with respect to such Eligible Employee for purposes of this Policy for so long as such agreement is in effect. In every other case, “Good Reason” means that one or more of the following events occur without the Eligible Employee’s consent: (i) a significant diminution in the nature or scope of the Eligible Employee’s responsibilities, duties or authority (including, without limitation, a diminution due to the Board or the Company, as applicable, having hired another senior executive officer to whom the Eligible Employee is requested by the Board or the Company, as applicable, to report, and any change in the Eligible Employee’s reporting relationship such that he or she no longer reports directly to the Board or the CEO, as applicable); provided, however, that the Company’s failure to continue the Eligible Employee’s appointment or election as a director or officer of any of its affiliates, any diminution of the business of the Company and/or any of its affiliates and/or any sale or transfer of equity, property or other assets of the Company or any of its affiliates shall not constitute “Good Reason”; (ii) a reduction in the Eligible Employee’s base salary or annual bonus opportunity, other than an across-the-board reduction that affects other similarly situated Eligible Employees of the Company on a proportionate basis (which such reduction will be disregarded when determining the amount of payments due following a termination of employment for Good Reason); (iii) a requirement by the Company that the Eligible Employee relocate his or her principal place of business to a location that is more than thirty-five (35) miles from his or her then-current location (disregarding any temporary remote work); or (iv) any significant breach by the Company of any of the terms of any material agreement between the Company and the Eligible Employee which has a material adverse effect on the Eligible Employee; provided, however, that, an event will not give rise to a termination for Good Reason, unless the Eligible Employee has notified the Company within thirty (30) days of the initial occurrence of such event, setting forth, in reasonable detail, the nature of such event, the Company has failed to correct the event within a period of thirty (30) days after the Company’s receipt of such notice (the “Cure Period”), and the Eligible Employee actually terminates employment with the Company on the first day following the expiration of the Cure Period.

“Qualifying Termination” means the termination of the Eligible Employee’s employment by the Company without Cause (which, for the avoidance of doubt, will not include a termination of employment due to an Eligible Employee’s disability or death) or the termination of the Eligible Employee’s employment by the employee for Good Reason, provided that a termination of the employment of an Eligible Employee in connection with a sale of all or substantially all of the Company’s assets will not be considered a Qualifying Termination if the Eligible Employee is offered comparable employment by the Company or its successors, defined as a position having a comparable role in the purchaser of such assets (or any of its affiliates) with similar or greater span of responsibility and with comparable compensation and benefits opportunities, regardless of whether the Eligible Employee accepts such offer of employment.

“Release” means a general release in favor of the Company, its affiliates and their respective directors, officers, employees, and other service providers in a form that the Company provides to the Eligible Employee in connection with the Qualifying Termination.

APPENDIX B

Named Participants

Name	Title
Michael Lester	Chief Executive Officer
Danish Qureshi	Chief Operating Officer
Kevin Mullins	Chief Development Officer
Michael Bruff	Chief Financial Officer
Ryan Pardo	Chief Legal Officer
Warren Gouk	Chief Administrative Officer
Anisha Patel-Dunn	Chief Medical Officer
Felicia Gorcyca	Chief People Officer
Pablo Pantaleoni	Chief Digital Officer